Exhibit 2.7

FOURTH AMENDMENT TO

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS FOURTH AMENDMENT TO INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Fourth Amendment”), dated as of December 10, 2010, by and between Kevin Jones, an individual residing at 2747 Paradise Road, Apt 3204, Las Vegas, Nevada 89109 (“Seller”), and Higher One, Inc., a Delaware corporation having a place of business at 25 Science Park, New Haven, Connecticut 06511 (“Buyer”), and, with respect to Sections 2 and 4 below, D. Dean McCormick, III (“McCormick”), an individual, and Douglas Connon, an individual (“Connon”).

RECITALS:

WHEREAS, Seller and Buyer are parties to that certain Intellectual Property Purchase Agreement, dated as of June 9, 2008 as amended by that certain First Amendment to Intellectual Property Agreement, dated as of May 1, 2009, that certain Second Amendment to Intellectual Property Agreement, dated as of August 21, 2009, and that certain Third Amendment to Intellectual Property Agreement, dated as of May 12, 2010 (collectively, the “IP Purchase Agreement”); and

WHEREAS, pursuant to the IP Purchase Agreement, one million (1,000,000) shares of the Buyer’s common stock, $0.001 par value per share, were issued to Seller as consideration for the Intellectual Property and, thereafter, such shares have been converted into three million (3,000,000) shares of Higher One Holdings, Inc. (“HOHI”) taking into effect the 3-for-1 stock split of common stock of HOHI and the corporate reorganization of Higher One, and a portion thereof have been transferred from Seller to each of McCormick and Connon; and

WHEREAS, prior to the date of this Fourth Amendment, McCormick has sold two thousand two hundred twenty-eight (2,228) of the shares referred to in the immediately preceding paragraph; and

WHEREAS, the parties hereto have agreed to amend the IP Purchase Agreement on the terms set forth herein.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Incorporation by Reference; Defined Terms.

(a) The recitals set forth above are hereby incorporated herein by reference.

(b) Capitalized terms used but not defined herein shall have the meanings given to such terms in the IP Purchase Agreement.

Section 2. Amendments to IP Purchase Agreement.

(a) Section 1.7 of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.7 “Qualified Educational Institution” mean each college or university listed on Exhibit B which enters into a written agreement with Buyer or an Affiliate of Buyer (either before or after the Effective Date) to purchase services from Buyer or an Affiliate of Buyer using the Higher One Technology (an “HOI Service Agreement”).”

(b) Section 1.8 of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“1.8 “Student Enrollment” means, with respect to any Qualified Educational Institution, the number of undergraduate students enrolled thereat (as reported on IPEDS, available at http://nces.ed.gov/ipeds), as of the date that such Qualified Educational Institution enters into an HOI Service Agreement.”

(c) Section 1.10 is hereby added to the IP Purchase Agreement, to read as follows:

“1.10 “Shares” means three million (3,000,000) shares of the common stock of Buyer’s parent, HOHI, resulting from (a) the conversion of one million (1,000,000) shares of Buyer’s common stock issued to Seller pursuant to this Agreement into one million (1,000,000) shares of common stock of HOHI, and (b) a three-for-one split of the shares of common stock of HOHI referred to in the preceding clause (a).”

(d) Section 1.11 is hereby added to the IP Purchase Agreement, to read as follows:

“1.11 “Jones Shares” means that portion of the Shares standing in the name of Seller.”

(e) Section 1.12 is hereby added to the IP Purchase Agreement, to read as follows:

“1.12 “McCormick Shares” means that portion of the Shares standing in the name of D. Dean McCormick, III.”

(f) Section 1.13 is hereby added to the IP Purchase Agreement, to read as follows:

“1.13 “Connon Shares” means that portion of the Shares standing in the name of Douglas Connon.”

(g) Section 1.14 is hereby added to the IP Purchase Agreement, to read as follows:

“1.14 “Shareholders” means Seller, D. Dean McCormick, III, and Douglas Connon.”

(h) Section 3.1 of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“3.1 Equity Payment. The Shares shall be the full consideration for the Intellectual Property, which Shares shall be subject to the Buyer’s repurchase rights set forth in Section 3.2 below.”

(i) Section 3.2(c) of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“(c) If the Student Enrollment at all Qualified Educational Institutions is less than one million (1,000,000) on December 31, 2011, Buyer (a) shall be deemed to have exercised its Repurchase Right with respect to a number of Shares equal to (i) three million (3,000,000)

less (ii) an amount equal to three times the Student Enrollment at all Qualified Educational Institutions on December 31, 2011, regardless of whether any notice of such exercise is provided to Seller.”

(j) Section 3.2(d) is hereby added to the IP Purchase Agreement, to read as follows:

“(d) On September 30, 2012, Buyer shall be deemed to have exercised its Repurchase Right with respect to a number of Shares equal to the product obtained by multiplying (i) three (3), times (ii) the Student Enrollment at all Qualified Educational Institutions as of December 31, 2011, which have not launched the services under their respective HOI Service Agreements on or before September 30, 2012, if any, regardless of whether any notice of such exercise is provided to Seller. Buyer and the Shareholders shall provide the applicable notices to BNY Mellon Shareowner Services (“BNY Mellon”) to effectuate the Repurchase Rights set forth herein if necessary. For the avoidance of doubt, there shall not be any new Qualified Educational Institutions after December 31, 2011.”

(k) Section 3.2(e) is hereby added to the IP Purchase Agreement, to read as follows:

“(e) In the event that the Repurchase Right is exercised, the total number of Shares to be so repurchased shall be taken from the Jones Shares, the McCormick Shares and the Connon Shares in the following percentages (rounded down to the nearest whole share):

Jones Shares	99.0%
McCormick Shares	0.5%
Connon Shares	0.5%”

(l) Section 3.4 of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“3.4 Legend to be Placed on Shares.

(a) To ensure that the Shares will be available for delivery upon exercise of the Repurchase Right as herein provided, Buyer and the Shareholders shall ensure that BNY Mellon Shareowner Services (“BNY Mellon”) places a legend on such Shares in book-entry form stating that “Shares subject to an agreement and shall not be sold, transferred or assigned without the release by mutual written consent of the record owner of the shares and the issuer of the shares” (the “Legend”).

(b) Buyer and the Shareholders agree that as of December 10, 2010, a total of 1,293,892 of the Shares (after deducting the 2,228 Shares heretofore sold by McCormick), comprised of 1,283,159 of the Jones Shares, 4,253 of the McCormick Shares, and 6,481 of the Connon Shares, are not subject to the Repurchase Right and therefore need not bear the Legend, and the Shareholders and Buyer shall provide BNY Mellon with the necessary notice to have the Legend removed from such Shares.

(c) Commencing on January 1, 2011 through and including the quarter ending September 30, 2012, the Shareholders shall be entitled to have the Legend removed from a number of Shares equal to the Student Enrollment at all Qualified Educational

Institutions that have launched the services under their respective HOI Service Agreements at the end of each fiscal quarter of Buyer upon notice to Buyer. Within fifteen days of Buyer’s receipt of such notice, Buyer and Seller shall provide notice to BNY Mellon to have the Legend removed from the applicable number of Shares.

(d) When the Legend is removed from any of the Shares pursuant to this Section 3.4, it will be removed from the Jones Shares, the McCormick Shares and the Connon Shares in the following percentages (rounded down to the nearest whole share):

Jones Shares	99.0%
McCormick Shares	0.5%
Connon Shares	0.5%”

(m) Section 3.5 of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“3.5 Substituted Securities or Property. In the event of a stock split, a recapitalization, a Change in Control (as such term is defined below), dividend or other distribution or transaction affecting or in respect of the outstanding securities of HOHI, any substituted or additional securities and/or cash or other property which is/are by reason of such transaction distributed with respect to any Shares that then bear the Legend, into which such Shares are converted or for which such Shares are substituted, shall immediately be subject to the Repurchase Right, and Buyer and the Shareholders will enter into an appropriate and reasonable escrow agreement mutually acceptable to both of the parties customary for such an agreement under which such substituted or additional securities and/or cash or other property shall be held until the expiration of the Repurchase Right. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Shares. Appropriate adjustments shall also, after each such transaction, be made to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect any change in the outstanding securities of HOHI affected without receipt of consideration therefor; provided, however, that the aggregate repurchase price payable by the Buyer for the Shares shall remain the same.”

(n) The first sentence of Section 3.6 of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“No Shares that bear the Legend nor any interest therein may be directly or indirectly transferred, sold, assigned, pledged, hypothecated, or otherwise disposed of except with the prior written consent of the Board of Directors of the Buyer.”

(o) The first sentence of Section 6.2(b) of the IP Purchase Agreement is hereby amended and restated in its entirety as follows:

“In addition to any other rights and remedies it may have, Buyer may set-off against the Shares that then bear the Legend (based upon the then current fair market value of the Shares as periodically determined by an independent valuation firm selected by the Buyer in connection with the Buyer’s “409A valuation” process) any amount payable to any Buyer Indemnified Party pursuant to this Section 6.2; provided that Buyer has a reasonable basis in fact for making such set-off and gives Seller reasonable notice of its intent to do so. If any set-off is made pursuant to the immediately preceding sentence, the Shares subject to such set-off will be allocated among the Jones Shares, the McCormick Shares and the Connon Shares in the following percentages (rounded down to the nearest whole share):

Jones Shares	99.0%
McCormick Shares	0.5%
Connon Shares	0.5%”

(p) The portion of Section 7.1 of the IP Purchase Agreement setting forth the address of Seller for purposes of the IP Purchase Agreement is hereby amended to read as follows:

“If to Seller:

Kevin Jones

2747 Paradise Road, Apt 3204

Las Vegas, Nevada 89109”

Section 3. Effect of this Amendment.

The IP Purchase Agreement is hereby amended in accordance with the terms hereof, and this Fourth Amendment and the IP Purchase Agreement shall hereafter be one agreement and any reference to the IP Purchase Agreement in any document, instruments or agreement shall hereafter mean and include the IP Purchase Agreement as amended hereby. Except as specifically amended hereby, the IP Purchase Agreement is hereby ratified and confirmed and shall remain in full force and effect after the date hereof.

Section 4. Miscellaneous.

(a) Governing Law. This Fourth Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Connecticut, without regard to its conflict of law principles.

(b) Counterparts. This Fourth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

(c) Facsimiles and Email. The parties hereby agree that delivery by facsimile transmission or email of signature pages hereto signed on behalf of the parties hereto shall constitute effective and binding execution and delivery of this Fourth Amendment by such parties.

(d) Severability. If any provision of this Fourth Amendment, or the application thereof to any party hereto, shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Fourth Amendment which can be given effect without the invalid and unenforceable provision or application, and to this end the parties hereto agree that the provisions of this Fourth Amendment are and shall be severable.

(e) Amendment, Waivers, Consents, Etc. Any provision of the IP Purchase Agreement, including but not limited to any provision contained in this Fourth Amendment, may be amended, and the observance of any such provision may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Buyer and Seller, and any such amendment or waiver shall be binding on Buyer, Seller, McCormick and Connon. Further, any consent, approval or instructions given by Seller (including but not limited to any given to BNY Mellon Shareowner Services) pertaining in any way to the IP Purchase Agreement, including but not limited to any consent, approval or instructions relating to the imposition or removal of the Legend from any of the Shares, or in connection with the exercise of the Repurchase Right by Buyer, shall be binding on Seller, McCormick and Connon.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed and delivered this Fourth Amendment as of the date first above written.

SELLER

/s/ Kevin Jones
Kevin Jones

BUYER
HIGHER ONE, INC.

By:	/s/ Mark Volchek
Name:	Mark Volchek
Title:	Chief Financial Officer and Treasurer

The undersigned hereby agree to the provisions of Sections 2 and 4 above.

/s/ D. Dean McCormick, III	/s/ Douglas Connon
D. Dean McCormick, III	Douglas Connon

The undersigned hereby agrees to abide by the provisions of the IP Purchase Agreement, as amended by this Fourth Amendment.

HIGHER ONE HOLDINGS, INC.

By:	/s/ Mark Volchek
Name:	Mark Volchek
Title:	Chief Financial Officer and Treasurer